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                                                                    Exhibit 18


                                ICM SERIES TRUST
                        ICM/ISABELLE SMALL-CAP VALUE FUND


                         PLAN PURSUANT TO RULE 18F-3(d)
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


     WHEREAS, the Board of Trustees of the ICM Series Trust (the "Trust") have considered the following multi-class plan (the "Plan") under which the ICM/Isabelle Small-Cap Value Fund (the "Fund") may offer multiple classes of shares of its now existing and hereafter created classes pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of the Fund individually and the Fund as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3(d) of the 1940 Act.


                                    THE PLAN

     The Fund may from time to time issue one or more of the following classes of shares: INVESTMENT CLASS shares and INSTITUTIONAL CLASS shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's prospectus as from time to time in effect with respect to such class (the "Prospectus"). The differences in expenses among these classes of shares are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of the Trust by action of the Board of Trustees of the Trust.

INITIAL SALES CHARGE

     INVESTMENT CLASS and INSTITUTIONAL CLASS shares of the Portfolios are offered at their per share net asset value, without an initial sales charge.

REDEMPTION FEE

     No redemption fee will be imposed by the Fund upon redemptions of shares of either Class.



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SEPARATE ARRANGEMENTS AND EXPENSE ALLOCATIONS OF EACH CLASS


     INVESTMENT CLASS and INSTITUTIONAL CLASS shares will pay the expenses associated with their different distribution and shareholder servicing arrangements. The Investment Class will reimburse its distributor for payments for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Investment Class shares of the Fund and for servicing accounts of holders of Investment Class shares ("Distribution Fees"). Distribution Fees are paid pursuant to a plan adopted for the Investment Class pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan"). INVESTMENT CLASS Shares pay, pursuant to the 12b-1 Plan, a Distribution Fee of 0.25% per annum of the average daily net assets of the Fund attributable to such class, as described in the Prospectus for that class. The Institutional Class has not adopted a 12b-1 Plan.

     Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than the other class. All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

DIVIDENDS/DISTRIBUTIONS

     The Fund makes distributions to shareholders from its net long-term capital gains and income dividends, if any, at least annually. Dividends from income and/or capital gains may also be paid at such other times as may be necessary for the Fund to avoid federal income or excise tax. Unless shareholders specify otherwise, all distributions will be automatically reinvested.


                                             ICM SERIES TRUST



                                             -----------------------------------
                                             President

February __, 1998.






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